EXHIBIT 10.29

[Cohen & Company Letterhead]

September 22, 2009

Alesco Financial Inc.

Cira Centre

2929 Arch Street, 17th Floor

Philadelphia, Pennsylvania 19104

Ladies and Gentlemen:

Reference is made to (i) the Management Agreement, dated as of January 31, 2006 (as amended from time to time, the “Management Agreement”), by and between Alesco Financial Trust (predecessor in interest to Alesco Financial Inc. (“AFN”)) and Cohen Brothers Management, LLC (the “Manager”) and (ii) the Agreement and Plan of Merger, dated as of February 20, 2009, by and among AFN, Cohen & Company and Fortune Merger Sub, LLC, (as amended from time to time, the “Merger Agreement”).

The independent directors of AFN have determined that it is advisable for AFN to accept the recommendation of Cohen & Company to use the services of Cohen & Company’s broker-dealer subsidiary in connection with certain investments to be made by AFN prior to the consummation of the merger contemplated by the Merger Agreement (the “Merger”). This letter agreement sets forth the understanding between AFN and Cohen & Company with regard to such investments.

1. Investments. (a) AFN will utilize Cohen & Company Securities, LLC (“CCS”), a registered broker-dealer subsidiary of Cohen & Company, in implementing an investment strategy (the “Investment Strategy”) consistent with the presentation, dated September 2009, to the special committee of the independent members of the AFN board of directors (the “Special Committee”) titled “Summary of Terms—AFN Interim Investment Strategy” (the “Summary of Terms”). AFN and the Manager agree that the Investment Guidelines contained in the Management Agreement shall be amended if necessary to facilitate the Investment Strategy. CCS agrees to, and Cohen & Company agrees to cause CCS to, conduct the Investment Strategy in accordance with the Summary of Terms.

(b) In addition to the obligations of the Manager to provide reports to the Special Committee as specified in the Summary of Terms, no later than 10 calendar days prior to the end of each fiscal quarter of AFN, the Manager shall provide to the Chief Executive Officer of AFN, the Chief Financial Officer of AFN and a designated representative of the Special Committee, a written report (the “Portfolio Report”) containing the Manager’s then-current estimates of the mark-to-market values of each then-existing investment in the portfolio acquired through the Investment Strategy (the “Portfolio”). The Portfolio Report will provide two independent mark-to-market values for each securities position in the Portfolio in addition to Cohen’s estimated mark-to-market value for each position. The Portfolio Report will also provide Chatham Financial’s (or another recognized industry expert’s) mark-to-market value for each derivative position, in addition to any estimate by Cohen.

(c) The Special Committee, acting through its designated representative, may direct the Manager to sell any investment in the Portfolio and CCS shall, and Cohen & Company shall cause CCS to, undertake such sale as promptly as possible.

2. Term. This letter agreement shall terminate on the earlier of December 31, 2009 or the consummation of the Merger contemplated by the Merger Agreement, unless extended upon mutual written agreement of the parties hereto; provided, however, that Sections 3 and 4 shall survive any termination of this letter agreement.

3. Reduction of Termination Fee. The aggregate amount of cumulative net realized losses, if any, incurred by AFN in connection with the Interim Investment Strategy shall reduce, dollar for dollar, (but not below zero), any termination fee payable by AFN to the Manager in connection with a termination of the Management Agreement.

4. Application of Management Agreement. Except as otherwise provided herein, the terms of the Management Agreement shall apply to the Investment Strategy. Notwithstanding the foregoing, for purposes of calculating whether any Incentive Compensation (as defined in the Management Agreement) is payable to the Manager in respect of a quarter during which the Investment Strategy is being conducted, Net Income (as defined in the Management Agreement) shall exclude any unrealized gains and losses on the Portfolio, regardless of whether such unrealized gains or losses are included in other comprehensive income or loss, or in net income.

5. Governing Law. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard for the conflicts of laws principles thereof.

6. Counterparts and Other Matters. This letter agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Facsimile or other electronic transmission of any signed original document shall be deemed the same as delivery of an original.

Please signify your acceptance and agreement with the foregoing by executing one copy of this letter where indicated below.

Sincerely yours,

COHEN BROTHERS, LLC

By:	/s/ CHRISTOPHER RICCIARDI
Name: Christopher Ricciardi
Title: CEO and President

COHEN BROTHERS MANAGEMENT, LLC

By:	/s/ JAMES J. McENTEE, III
Name: James J. McEntee, III
Title: Chief Operating Officer

COHEN & COMPANY SECURITIES, LLC

By:	/s/ KENNETH R. SMITH
Name: Kenneth R. Smith
Title: CCO

Accepted and agreed to as of September 22, 2009.

ALESCO FINANCIAL INC.

By:	/s/ JOHN J. LONGINO
Name: John J. Longino
Title: Chief Financial Officer and Treasurer